EXHIBIT 21.1

                            SUBSIDIARIES OF EXELIXIS


Exelixis Plant Sciences, Inc.

Artemis Pharmaceuticals GmbH

Exelixis Duetschland GmbH

Genomica Corporation

Cellfate, Inc.